NEWS RELEASE

FOR MORE INFORMATION CONTACT:	Hal Brown	Michael A. Reynolds
	President/CEO	Executive Vice President/CFO
	541 686-8685	541 686-8685

http://www.therightbank.com
E-mail: banking@therightbank.com

FOR IMMEDIATE RELEASE

PACIFIC CONTINENTAL REPORTS FOURTH QUARTER AND FULL YEAR 2006 RESULTS
Acquisition and Growth in Deposits and Loans Leads to a 32% Increase in Net Income

EUGENE, OR, January 24, 2007 ---Pacific Continental Corporation (NASDAQ: PCBK), the bank holding company for Pacific Continental Bank, today reported financial results for the fourth quarter and full year ended December 31, 2006.

2006 Financial Results:
For the year 2006, net income was $12.7 million, up 32.1% from the $9.6 million reported for 2005. Earnings per diluted share for 2006 were $1.18, up 12.4% compared to the $1.05 reported for 2005. Operating revenue, consisting of net interest income plus noninterest income, was $44.5 million, up 29.5% from the $34.3 million reported for 2005. Net interest income for 2006 was $40.1 million, up 32.5% from the $30.2 million reported for 2005. Return on average assets for 2006 and 2005 was 1.53% and 1.67%, respectively. Returns on average book equity and average tangible equity for the year 2006 were 14.02% and 19.12%, respectively, compared to 17.57% and 18.25%, respectively, for 2005.

The acquisition of Seattle-based Northwest Business Bank was completed on November 30, 2005 and was accounted for under the purchase-method of accounting. Accordingly, the results of the Seattle operations have been included in the consolidated financial statements only since the date of acquisition; and therefore the year 2005 results include only one month of combined operations. Investors and other interested parties are encouraged to consider the contributions from the acquired Seattle operations when conducting comparisons of 2006 and 2005 fourth quarter and full year results.

When comparing 2006 and 2005 results, it is also fair to consider the effects of several unusual transactions and the adoption of new accounting standards. Effective January 1, 2006, the Company implemented FAS 123(R),” Share-Based Payment,” which requires the expensing of stock-based compensation. The Company elected to implement FAS 123(R) using the modified prospective method, meaning there was no restatement of prior periods. Through December 31, 2006, the Company recognized $564 thousand in equity compensation expense within the income statement. Had the accounting rule been in place in 2005, the Company would have recognized $548 thousand in equity compensation expense which would have reduced full year 2005 diluted earnings per share by $0.06. Also during 2005 the Oregon legislature, as required in the Oregon Constitution, refunded to the Company a state income tax “kicker” reducing 2005 state income taxes by $241 thousand which was recognized by the Company in the fourth quarter, increasing diluted earnings per share for the fourth quarter and full year 2005 by $0.02.

During the third quarter 2006, the Company sold two rental properties that the Bank had purchased in 1988 and held for possible office expansion. The sale resulted in a pretax non-interest income gain of $335 thousand. In addition, during the third quarter 2006 the Bank expensed the remaining unamortized loan premium of $101 thousand from its 2003 purchase of the Coos Bay consumer finance office. The net after-tax gain associated with these two unusual transactions resulted in a $0.01 per diluted share contribution to full year 2006 earnings.

“The year 2006 was one of investment for the future,” commented Hal Brown, president and CEO of Pacific Continental Corporation. “Strategically, the successful acquisition and integration of Northwest Business Bank provided us access to the very attractive Seattle and Bellevue markets that further diversifies our balance sheet. Our fully achieved cost savings from the integration of our Seattle operations were reinvested in the hiring of new impact bankers, making us well poised for growth in 2007. We made additional investments in our successful Portland metropolitan expansion objectives by adding additional bankers and expanding our Portland area footprint with the 2006 opening of our Vancouver, Washington banking office and the late 2005 opening of the Convention Center office in Portland’s Central Eastside business district . These investments prepare the foundation for continued financial success in 2007 and beyond which we expect will improve the efficiency ratio by second quarter 2007 as revenues accelerate and expense growth slows,” added Brown.

At December 31, 2006, total loans outstanding were $769.2 million, up 13.3% from the $679.0 million of a year ago. Total core deposits at period end were $580.2 million, up 9.5% for the year.

Pacific Continental continued to achieve and report exceptional loan portfolio credit quality statistics during the year 2006. At December 31, 2006, there were no nonperforming assets, foreclosed property, loans on non-accrual, or loans past due 90 days or more. At December 31, 2006, the allowance for loan losses was $8.3 million or 1.08% of outstanding loans compared to $7.8 million or 1.15% of outstanding loans at year-end 2005. Net charge-offs for the year 2006 were $108 thousand or just 0.01% of average loans compared to net charge offs of $512 thousand or 0.10% of average loans for the year 2005. Considering the current high quality of the loan portfolio, management believes that the Bank’s reserves at December 31, 2006 are sufficient. Provisions for the first quarter 2007 are expected to be dependent upon loan growth.

Pacific Continental’s net interest margin was 5.30% and very stable throughout the year 2006. However, when compared to the year 2005, the net interest margin was down 36 basis points from the 5.66% reported for 2005. While lower than the prior year, the reduced net interest margin was expected due to the November 2005 acquisition of Northwest Business Bank which had a lower overall net interest margin than did Pacific Continental Bank. The net interest margin remains a competitive differentiator for the Bank, which has historically achieved net interest margins well above the FDIC reported amounts for peer banks.

Noninterest expenses for the year 2006 increased $5.7 million or 31.2% over the year 2005. This increase is largely due to the full year expenses associated with the Seattle operations, but also reflects investments in people in the Portland and Seattle markets and facility expansion within metropolitan Portland. Growth rates of noninterest expenses are expected to moderate in 2007 as management does not expect it will be necessary to add substantial numbers of personnel. However, relocating the Tualatin office, healthcare and regulatory expenses, including the reinstitution of FDIC insurance premiums, and the full year effect of 2006 personnel additions will contribute to some increase in 2007 noninterest expense.

Fourth Quarter Results:
Net income for the fourth quarter 2006 was $3.1 million, up 12.3% from the $2.8 million reported for the fourth quarter of 2005. Earnings per diluted share were $0.29 for the current quarter which was the same as the prior year fourth quarter. Return on average assets for the 2006 and 2005 fourth quarters were 1.43% and 1.67%, respectively. Returns on average book equity and average tangible equity for the fourth quarter 2006 were 12.83% and 17.10%, respectively, compared to 18.40% and 20.99%, respectively, for 2005.

Operating revenue for the fourth quarter 2006 was $11.6 million, up 22.3% over the comparable quarter of the prior year. Net interest income was $10.6 million, up 24.1% over the $8.5 million for the fourth quarter of 2005. The net interest margin was 5.35% for the quarter compared to the 5.63% for the fourth quarter 2005, a decline largely attributable to the acquisition of the Northwest Business Bank.

As has been historically the case, the Bank experienced very strong core deposit and loan growth during the fourth quarter. Average core deposits for the quarter increased $33.6 million from those of the third quarter 2006, an annualized growth rate of 25.0%, while average loans increased $21.3 million, an annualized growth rate of 11.6%.

Year 2006 Highlights:

•	Reported diluted EPS growth of 12.4%.

•	Successfully completed the integration of Northwest Business Bank, expanding the Bank’s footprint into the large Seattle commercial market.

•	Expanded Portland operations with the opening of the Bank’s fifth metropolitan Portland office in Vancouver, Washington.

•	Continued to achieve strong growth in outstanding loans and core deposits of 13.3% and 9.5% percent, respectively.

•	Through disciplined credit practices continued to achieve superior loan portfolio credit quality statistics.

•	Paid quarterly cash dividends totaling $0.32 per share, the 22nd consecutive year of cash dividends and a 14.3% increase over the cash dividends of 2005.

•	Achieved expanded equity research coverage, broadening awareness of the Company by investors.

Conference Call and Audio Webcast:
Pacific Continental Corporation is offering a live conference call and audio Webcast for interested parties relating to its 2006 year-end and fourth quarter results on Wednesday, January 24th at 4:30 p.m. Eastern Time / 1:30 p.m. Pacific Time. The Webcast will be available via the Internet at Pacific Continental’s Website (http://www.therightbank.com/). To listen to the live audio Webcast, click on the Presentations link within the Investor Relations section on the Company’s home page. Alternatively, interested listeners can listen to the conference call by calling (877) 244-9115, referencing “Pacific Continental year-end earnings.”

The audio Webcast replay will be available within two hours following the live Webcast and archived for one year on the Pacific Continental Website. Any questions regarding the conference call presentation or Webcast should be directed to Michael Reynolds at (541) 686-8685.

About Pacific Continental Bank
Pacific Continental Bank, the operating subsidiary of Pacific Continental Corporation, delivers highly personalized services through fourteen banking offices in Oregon and Washington. Pacific Continental Bank is unique among Pacific Northwest community banks with offices in three of the northwest region's largest metropolitan areas including Seattle, Portland, and Eugene, establishing one of the most attractive metropolitan branch networks in the region. Pacific Continental Bank targets the banking needs of community-based businesses, professional service providers, and nonprofit organizations; and provides private banking services for business owners and executives. Pacific Continental Corporation has rewarded its shareholders with cash dividends for twenty-two consecutive years.

Since its founding in 1972, Pacific Continental Bank has been honored with numerous awards from diverse business and community organizations. In 2004, Oregon Business magazine ranked Pacific Continental as the #1 Oregon company to work for within its size category. In 2003, the United Way of Lane County selected Pacific Continental as its "Outstanding Corporate Citizen." The Better Business Bureau of Oregon and Southwest Washington named Pacific Continental its 2002 "Business of the Year."

Pacific Continental Corporation's shares are listed on the NASDAQ Global Market under the symbol "PCBK." Additional information about Pacific Continental and its services, including online and electronic banking, can be found at www.therightbank.com.

Pacific Continental Safe Harbor
This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 ("PSLRA"). Such forward- looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those projected, including but not limited to the following: the concentration of loans of the Company's banking subsidiary, particularly with respect to commercial and residential real estate lending; changes in the regulatory environment and increases in associated costs, particularly on-going compliance expenses and resource allocation needs in response to the Sarbanes-Oxley Act and related rules and regulations; vendor quality and efficiency; employee recruitment and retention, specifically in the Bank's Portland and Seattle markets; the Company's ability to control risks associated with rapidly changing technology both from an internal perspective as well as for external providers; increased competition among financial institutions; fluctuating interest rate environments; and similar matters. In regards to the acquisition of Northwest Business Bank completed on November 30, 2005, it may be more difficult, costly and/or time-consuming to combine the two companies than the parties anticipate, thereby creating disruption and difficulties during the integration process. In addition, the combined company may fail to realize projected cost savings and revenue enhancement and the accretive effect of the acquisition on Pacific Continental's earnings. Readers are cautioned not to place undue reliance on the forward-looking statements. Pacific Continental Corporation undertakes no obligation to publicly revise or update the forward-looking statements to reflect events or circumstances that arise after the date of this release. Readers should also carefully review any risk factors described in its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents, including any Current Reports on Form 8-K furnished to or filed from time-to-time with the Securities Exchange Commission. This statement is included for the express purpose of invoking PSLRA's safe harbor provisions.

Pacific Continental Corporation
Consolidated Statements of Income
For the Years Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-06	31-Dec-05
Interest income	$61,972	$39,593
Interest expense	$21,915	$9,353
Net interest income	$40,057	$30,240
Provision for loan losses	$600	$1,100
Noninterest income	$4,401	$4,083
Noninterest expense	$23,791	$18,134
Income before taxes	$20,067	$15,089
Taxes	$7,412	$5,511
Net income	$12,655	$9,578

Earnings per share
Basic	$1.20	$1.08
Fully diluted	$1.18	$1.05

Outstanding shares at period end	10,647,264	10,233,580
Outstanding shares, year-to-date average (basic)	10,532,995	8,885,181
Outstanding shares, year-to-date average (diluted)	10,697,431	9,140,757

Consolidated Statements of Income
For the Quarters Ended
(Amounts in $ Thousands, except per share data)

	31-Dec-06	31-Dec-05
Interest income	$16,743	$11,697
Interest expense	$6,139	$3,150
Net interest income	$10,604	$8,547
Provision for loan losses	$0	$300
Noninterest income	$1,033	$970
Noninterest expense	$6,590	$5,191
Income before taxes	$5,047	$4,026
Taxes	$1,954	$1,272
Net income	$3,093	$2,754

Earnings per share
Basic	$0.29	$0.30
Fully diluted	$0.29	$0.29

Outstanding shares, quarter average (basic)	10,630,313	9,307,691
Outstanding shares, quarter average (diluted)	10,833,801	9,591,642

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)

	For Period End		For Quarter End
Balance Sheet	31-Dec-06	31-Dec-05	31-Dec-06	31-Dec-05
Loans at period end	$769,240	$678,964
Real estate secured loans	$588,655	$505,151
Commercial loans	$166,727	$158,787
Other loans	$13,858	$15,026
Allowance for loan losses at period end	$8,284	$7,792
Allowance for loan commitments included in liabilities	$151	$301
Core deposit intangible at period end	$1,320	$1,542
Goodwill at period end	$22,306	$22,659
Assets at period end	$885,351	$791,685
Core Deposits at period end (1)	$580,210	$529,794
Total deposits at period end	$641,272	$604,271
Stockholders' equity at period end (book)	$95,735	$81,412
Stockholders' equity at period end (tangible) (2)	$72,109	$57,211

Loans, average	$720,792	$507,238	$751,316	$572,897
Earning assets, average	$755,680	$533,929	$786,813	$602,615
Assets, average	$825,671	$573,717	$859,609	$652,777
Core deposits, average	$533,861	$425,716	$566,431	$477,232
Total deposits, average	$605,814	$461,013	$629,713	$521,787
Stockholders' equity, average (book)	$90,238	$54,528	$95,650	$59,373
Stockholders' equity, average (tangible) (2)	$66,181	$52,477	$71,769	$52,054

Financial Performance
Return on average assets	1.53%	1.67%	1.43%	1.67%
Return on average equity	14.02%	17.57%	12.83%	18.40%
Return on average tangible equity	19.12%	18.25%	17.10%	20.99%
Net interest margin	5.30%	5.66%	5.35%	5.63%
Efficiency ratio (3)	53.51%	52.83%	56.63%	54.54%
Earnings per share
Basic	$1.20	$1.08	$0.29	$0.30
Fully diluted	$1.18	$1.05	$0.29	$0.29

Loan Quality
Loan charge offs	$223	$636	$159	$132
Loan recoveries	($115)	($124)	($10)	($53)
Net loan charge offs	$108	$512	$149	$79

Non-accrual loans	$0	$180
90-day past due	$0	$0
Gross nonperforming loans	$0	$180
Government guarantees on
non-accrual and 90-day past due	$0	($28)
Net nonperforming loans	$0	$152

Foreclosed property	$0	$131
Nonperforming assets, net of govt. guarantees	$0	$283

Pacific Continental Corporation
Financial Data and Ratios
(Amounts in $ Thousands, except per share data)

Loan Quality Ratios
Net nonperforming loans to total loans	0.00%	0.02%
Nonperforming assets to total assets	0.00%	0.04%
Allowance for loan losses to net nonperforming loans	N.M.	5126.32%
Annualized net loan charge offs to average loans	0.01%	0.10%
Allowance for loan losses to total loans	1.08%	1.15%

(1) Core deposits include all demand, savings, and interest checking accounts, plus all local time deposits including local time deposits in excess of $100 thousand
(2) Tangible equity excludes goodwill and core deposit intangible related to acquisitions.
(3) Efficiency ratio is noninterest expense divided by operating revenues. Operating revenues are net interest income plus noninterest income.